Exhibit 5.3

[Letterhead of Perkins Cole]

July 5, 2007

TransDigm Inc.
On behalf of the Registrants
1301 East 9th Street, Suite 3710
Cleveland, Ohio 44114

Ladies and Gentlemen:

        We have acted as special counsel in the state of Washington (the "State") to Avtech Corporation, a Washington corporation ("Avtech"), for the purpose of providing this opinion relating to that certain Indenture, dated as of June 23, 2006 and supplemental as of November 2, 2006, February 7, 2007 and June 29, 2007 (the "Indenture") among TransDigm Inc., TransDigm Group Incorporated, the Guarantors named therein and The Bank of New York Trust Company, N.A., as trustee. This opinion is being delivered to you pursuant to your request. Capitalized terms used herein but not otherwise defined herein have the meanings given to such terms in the Indenture.

        The law covered by the opinions expressed herein is limited to the laws of the State.

        A.    Document and Matters Examined

        In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and statements of government officials, officers and other representatives of the persons referred to therein, and such other documents as we have deemed relevant or necessary as the basis for the opinion herein expressed, including the following:

        A-1    Executed copies of the Indenture, Second Supplemental Indenture to the Indenture, dated as of February 7, 2007 ("Supplement No. 2") and Third Supplemental Indenture to the Indenture dated as of June 29, 2007 ("Supplement No. 3");

        A-2    The Articles of Incorporation of each of Avtech, certified by the Washington Secretary of State on a date prior to the date of Supplemental No. 3 (the "Charter");

        A-3    The Bylaws of Avtech, certified by its corporate secretary being in effect as of the date of Supplement No. 3 (the "Bylaws");

        A-4    Certified resolutions of the boards of directors of Avtech, adopted prior to the dated of Supplement No. 3, authorizing, among other things, the execution and delivery of Supplement No. 2 and Supplement No. 3 (collectively, the "Resolutions"); and

        A-5    An Officer's Certificate dated May 25, 2007 and executed by Gregory Rufus, Treasurer and Secretary of Avtech (the "Officer's Certificate").

        As to Certain matters of fact bearing on the opinions expressed herein, we have relied on information in public authority documents and information provided in certificates by Avtech's officers or other representatives.

        B.    Assumptions

        For purposes of this opinion letter, we have relied on the following assumptions:

        B-1    Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

        B-2    Each public authority document reviewed by us for the purpose of rendering this opinion letter is accurate, complete and authentic, and all official public records (including their proper indexing and filing) are accurate and complete.

        B-3    All statutes, judicial and administrative decisions, and rules and regulations of governmental agencies constituting the law examined by us, are generally available (i.e., in terms of access and distribution following publication or other release) to lawyers practicing in such jurisdiction, and are in a format that makes legal research reasonably feasible.

        C.    Opinions

        Based on the foregoing examinations and assumptions and subject to the qualifications and exclusions stated below, we are of the opinion that:

        C-1    Avtech had the full corporate power and authority to execute and deliver Supplement No. 2 and Supplement No. 3 and has the full corporate power and authority to executive and deliver Supplement No. 2 and Supplement No. 3 and has the full corporate power and authority to perform its obligations thereunder.

        C-2    The execution and delivery by Avtech of Supplement No. 2 and Supplement No. 3 was duly authorized by all necessary corporate action by Avtech and Supplement No. 2 and Supplement No. 3 were validly executed by Avtech.

        Despite any other express or implied statement in this letter, we express no opinion with respect to the validly, binding effect or enforceability of the Indenture. The opinions in this letter are limited to this matters as set forth in this letter, and no other opinion should be inferred beyond the matters expressly stated.

        This opinion letter is delivered as of its date, and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion letter.

        Willkie Farr & Gallagher LLP may rely on this opinion for purposes of rendering its own opinion as to the enforceability of the Indenture, Supplement No. 2 and Supplement No. 3 against Avtech.

        We hereby consent to the filing of this opinion as an exhibit to TransDigm's Registration Statement on Form S-4 filed today and any amendment thereto to be filed in connection with the exchange offer contemplated by the Indenture.

Very truly yours,
Perkins Core LLP